CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-4 of The Variable Annuity Life Insurance Company Separate Account A of our report dated April 30, 2018, relating to the financial statements of The Variable Annuity Life Insurance Company Separate Account A, which appears in such Registration Statement. We also consent to the use in this Registration Statement of our report dated April 26, 2018, relating to the consolidated financial statements of The Variable Annuity Life Insurance Company. We also consent to the references to us under the heading “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP Houston, Texas
April 30, 2018